COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY INCIDENT RESPONSE TEAM
SECURES DAMAGED LAKE WASHINGTON WELL

HOUSTON, March 1, 2013 – Swift Energy Company (NYSE: SFY) announced today that as of 3:12 p.m., Thursday, it has brought under control an outflow of water, oil and natural gas resulting from a marine vessel collision with a Swift Energy operated shut-in well head in the shallow waters of its Lake Washington field in Plaquemines Parish, Louisiana, which had occurred at approximately 7:00 pm, Tuesday, February 26.

The Company worked with and appreciates the assistance from numerous federal, state and local agencies, which include the United States Coast Guard, Louisiana Oil Spill Coordinators Office, Louisiana Department of Environmental Quality, Louisiana Department of Wildlife and Fisheries, Louisiana Department of Natural Resources and Plaquemines Parish to resolve this incident in a safe, timely and efficient manner.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.